EXHIBIT 3.5


                             AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                              BOTTLING GROUP, LLC

                  This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Bottling Group, LLC (the "Company") is dated as of the 30th day of March, 1999 (the "Effective Date") by and among Pepsi Bottling Holdings, Inc., a Delaware corporation ("Pepsi Holdings"), Bottling Group Holdings, Inc., a Delaware corporation ("PBG Holdings") and The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG").

                  WHEREAS, Pepsi Holdings and PBG Holdings have caused the Certificate of Formation of the Company to be filed with the Office of the Secretary of the State of Delaware, and intended thereby and by executing the Limited Liability Company Agreement of the Company dated as of February 8, 1999 (the "Original Agreement"), to form a limited liability company in accordance with the Delaware Limited Liability Company Act (6 Del. C. ss.18-101 et seq.) (hereinafter referred to as the "Act"), and further intended by the execution of the Original Agreement to be Members thereof; and

                  WHEREAS, pursuant to Amendment No. 1 to the Original Agreement, dated March 29, 1999, PBG has been admitted as a Member of the Company, effective as of the date thereof; and

                  WHEREAS, Pepsi Holdings, PBG Holdings and PBG now wish to amend and restate the Original Agreement in its entirety as follows (as so amended and restated, the "Agreement");

                  NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties hereby agree as follows:


                                   ARTICLE I
                              Certain Definitions

         1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth below:

                  "Additional Member" shall mean a Person who has acquired a Membership Interest from the Company or an existing Member after the Effective Date and been admitted as a Member of the Company pursuant to Section 9.2 hereof.

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                  "Adjusted Capital Account" shall mean, with respect to any
Member. such Member's Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments:

                  (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to Regulations Section
1.704-1(b)(2)(ii)(c) or is deemed to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  "Affiliate" shall mean, with respect to any Persons (i) any Person directly or indirectly controlling, controlled by or under common control with such Person and (ii) any executive officer or director of such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean (x) the direct or indirect ownership of more than 50% of the equity interests (or interests convertible into or otherwise exchangeable for equity interests) in a Person, or (y) possession of the direct or indirect right to elect in excess of 50% of the Board of Directors or other governing body of a Person (whether by securities, ownership, contract or otherwise).

                  "Bankruptcy" shall mean, with respect to any Person, the occurrence of any of the following events: (a) the filing by such Person of a petition in bankruptcy or for relief under applicable bankruptcy laws; (b) the filing against such Person of any such petition (unless such petition is dismissed within ninety (90) days from the date of filing thereof); (c) entry against such Person of an order for relief under applicable bankruptcy laws;
(d) written admission by such Person of its inability to pay its debts as they mature, or an assignment by such Person for the benefit of creditors; or (e) appointment of a trustee, conservator or receiver for the property or affairs of such Person.

                  "Business Day" shall mean each day of the calendar year other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the State of New York.

                  "Capital Account" shall have the meaning set forth in
Section 5.2(a) of this Agreement.

                  "Capital Contribution" shall mean any contribution of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company made by or on behalf of a Member.

                  "Certificate of Formation" shall mean the certificate of formation of the Company filed in the Office of the Secretary of State of the State of Delaware pursuant to the Act.

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                  "Code" shall mean the Internal Revenue Code of 1986, as
amended from time to time (or any corresponding provisions of succeeding law).

                  "Company Minimum Gain" shall have the meaning of "partnership minimum gain" as defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                  "Depreciation" shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for each Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Directors or their designees.

                  "Distribution" shall mean a transfer of cash or property by the Company to a Member on account of such Member's Membership Interest as described in Section 6.6 hereof.

                  "Fiscal Year" shall mean the Company's fiscal year, which shall end on the last Saturday in December.

                  "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as unanimously determined by the contributing Member and the Managing Directors;

                  (b) The Gross Asset Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as unanimously determined by the Managing Directors, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis (as that term is used in Regulation Section 1.704-1(b)(2)(iv)(f)) Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g). Notwithstanding the foregoing, the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Directors determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset, as unanimously determined by the distributee Member and the Managing Directors, on the date of distribution;

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                  (d) The Gross Asset Value of the assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) of the definition of "Net Profits and Net Losses" and Section 6.3(f) hereof; provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment was made pursuant to paragraph (b) of this definition in connection with any transaction that would otherwise have resulted in an adjustment pursuant to this paragraph (d).

                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) of this definition, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

                  "Initial Member" means each of Pepsi Holdings, PBG Holdings and PBG.

                  "Interest" as defined under the Act, shall mean the Member's share of the Net Profits and Net Losses of the Company, the Member's right to receive distributions of the assets and Cash Flow of the Company and the Member's right to approve certain actions relating to the management of the Company in accordance with the terms of this Agreement or as otherwise provided by the Act.

                  "Majority of the Members" and "Two-Thirds of the Members" shall mean Members owning Membership Interests the aggregate percentage of which is greater than 50% or at least 66 2/3%, respectively.

                  "Managing Director" shall mean each Person elected or appointed by the Members as a Managing Director pursuant to Section 4.1(b) hereof and each Person appointed by the Members to serve as a Managing Director pursuant to Section 4.1(c) hereof to fill a vacant Managing Director position. A Managing Director need not be a Member.

                  "Member" shall mean each person designated as such in this Agreement, a Substitute Member or an Additional Member, as the case may be; and "Members" shall mean the Members, collectively.

                  "Member Nonrecourse Debt" shall mean "partner nonrecourse debt" or "partner nonrecourse liability" as defined in Regulations Section 1.704(2)-(b)(4).

                  "Member Nonrecourse Debt Minimum Gain" shall mean "partner nonrecourse debt minimum gain" as defined in Regulations Sections
1.704-2(i)(2) and 1.704-2(b)(3).

                  "Member Nonrecourse Deductions" shall mean "partner nonrecourse deductions" as defined in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

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                  "Membership Interest" shall mean, with respect to any
Member, the percentage set forth opposite such Member's name on Exhibit A hereto, as such percentage may change from time to time consistent with the terms hereof.

                  "Net Profits" and "Net Losses" shall mean for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction of the Company, whether or not required to be stated separately pursuant to Section 703(a)(1) of the Code, shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or expenditures treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) that are not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

                  (c) If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset, for purposes of computing Net Profits or Net Losses;

                  (d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes (or is deemed realized pursuant to paragraph (c) above) shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

                  (f) To the extent that, under Section 734(b) or Section 743(b) of the Code, an adjustment is required to be taken into account in determining Capital Accounts, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

                  (g) Notwithstanding anything to the contrary in the definition of the terms "Net Profits" and "Net Losses," any items that are specially allocated pursuant to Sections 6.2 and 6.3 shall be excluded in computing Net Profits or Net Losses; and

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                  (h) For purposes of this Agreement, any deduction for a loss on a sale or exchange of Company property that is disallowed to the Company under Section 267(a)(1) of the Code or Section 707(b) of the Code shall be treated as an expenditure under Section 705(a)(2)(B) of the Code.

                  "Nonrecourse Deductions" shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

                  "Person" shall mean an individual, trust, estate, partnership, limited liability company or any other incorporated or unincorporated entity permitted to be a member of a limited liability company under the Act.

                  "Regulations" shall mean, except where the context indicates otherwise, the permanent and temporary regulations of the Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

                  "Substitute Member" shall mean an assignee of a Membership Interest who has been admitted to all of the rights of membership pursuant to
Section 9.3 hereof.

                  "Transfer" shall mean, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, encumbrance or other disposition; and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge, encumber or otherwise dispose of, and shall include any transfer by will, gift or intestate succession.


                                  ARTICLE II
                         The Limited Liability Company

         2.1 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware, as well as the limited liability status of the Company and the limited liability of the Members under the Laws of the State of Delaware and of each other jurisdiction in which the Company does business.

         2.2 Name. The name of the Company shall be "Bottling Group, LLC" and its business shall be carried on in such name with variations and changes as the Managing Directors


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shall determine or deem necessary to comply with requirements of the jurisdiction in which the Company's operations are conducted.

         2.3 Business Purposes. The Company is formed for the purposes of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

         2.4 Registered Office and Agent. The location of the registered office the Company shall be 1013 Center Road, Wilmington, New Castle County, Delaware 19805. The Company's registered agent at such address will be Corporation Service Company. The Managing Directors may, from time to time, change the Company's registered office or registered agent, and shall forthwith amend the Certificate of Formation to reflect such change.

         2.5 Term. The existence of the Company shall commence on the date of the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the Act and, unless the Company is dissolved sooner pursuant to the Articles X and XI below or the Act, the Company shall have perpetual existence.

         2.6 Principal Place of Business. The principal place of business of the Company shall be located at One Pepsi Way, Somers, NY 10589 or at such other location as the Managing Directors may, from time to time, select.

         2.7 Title to Company Property. Legal title to all property of the Company shall be held, vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Members individually.

         2.8 Business Transactions of the Members and Managing Director with the Company. In accordance with Section 18-107 of the Act, each Member and Managing Director may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company under the same terms as a Person who is not a Member or Managing Director and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Managing Director.

         2.9 Single Class of Interests. Notwithstanding any other provision of this Agreement, all Membership Interests of the Members of the Company shall be a single class of interests for all purposes of this Agreement and the Act (including all voting provisions of the Act).


                                  ARTICLE III
                                  The Members

         3.1 The Members. The name, address, Capital Contribution, and Interest of each Member are set forth on Exhibit A hereof, and in the books and records of the Company, which books and records shall be amended from time to time to reflect the admission of an Additional


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Member or Substitute Member, an additional Capital Contribution or acquisition of Membership Interests by an existing Member, or the cessation of a Member pursuant to Section 9.4 hereof.


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         3.2  Member Meetings.

              (a) Actions by the Members; Meetings. The Members may vote, approve a matter or take any action by the vote of Members at a meeting, in person or by proxy, or without a meeting by the written consent of Members pursuant to subparagraph (d) below. Meetings of the Members shall be held upon at least five (5) days' prior written notice of the time and place of such meeting. Notice of any meeting may be waived in writing by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone facilities.

              (b) Annual Meeting. An annual meeting of Members shall be held within five (5) months after the close of the Fiscal Year on such date and at the time and place (either within or without the State of Delaware) as shall be fixed by the Managing Directors. At the annual meeting, the Members shall elect the Managing Directors and transact such other business as may properly be brought before the meeting. In lieu of an annual meeting of Members, the Members may, by written consent, elect the Managing Directors and transact such other business as may properly be brought before a meeting of Members, such elections and actions to have the same force and effect as elections and actions taken at a meeting of Members. If a meeting of Members is not held or a consent not executed within five (5) months after the close of the Fiscal Year, the Managing Directors shall hold their respective offices until such Managing Directors resign or until new Managing Directors shall be duly elected.

              (c) Special Meetings. A special meeting of Members may be called at any time by the Managing Directors and shall be called by the Managing Directors at the request in writing of any Member. Any such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of Members shall be confined to the purposes set forth in the notice thereof.

              (d) Action by Written Consent. Any action required or permitted under the Act or this Agreement to be taken by the Members, and any action otherwise referred to the Members for their approval by the Managing Directors, may be taken by the Members without a meeting by the written consent of a Majority of Members, or such greater percentage as is otherwise required under this Agreement for the subject matter of the written consent. A copy of any action taken by written consent shall be sent promptly to all Members and filed with the records of the Company.

              (e) Quorum; Voting. For any meeting of Members, the presence in person or by proxy of all of the Members shall constitute a quorum for the transaction of any business. Except as otherwise provided in this Agreement, the affirmative vote of a Majority of all the Members shall constitute approval of any action. If, however, a quorum shall not be present or represented at any meeting of Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

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              (f) Record Date. For the purpose of determining the Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or to express consent or dissent from any proposal without a meeting, or for the purpose of determining the Members entitled to receive payment of any Distribution or the allotment of any rights, or for the purpose of any other action, the Members may fix, in advance, a date as the record date for any such determination of Members. Such date shall not be more than fifty nor less than ten days before the date of any meeting, any action taken without a meeting, the payment of any distribution, or the allotment of any rights, or any other action.

              (g) Person Recognized as Member. The Company shall be entitled to treat the holder of record of any Interest as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

         3.3 No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

         3.4 Power to Bind the Company. No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Directors by the affirmative vote required for such matter pursuant to this Agreement or the Act.


                                  ARTICLE IV
                           Management of the Company

         4.1  Management By Managing Directors.

              (a) General; Number of Managing Directors. Subject to such matters as are expressly reserved hereunder or under the Act to the Members for decision, the business and affairs of the Company shall be managed by the Managing Directors, who shall be responsible for policy-setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. There shall be at least three (3) but not more than five (5) Managing Directors, the exact number of Managing Directors to be determined from time to time by resolution of the Members. All actions of the Managing Directors, unless otherwise stated herein, shall be by majority vote.

              (b) Election; Removal; Resignations. Each Managing Director shall be elected by a Majority of Members and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability; provided,


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however, that so long as Pepsi Holdings shall be a Member, at least one
Managing Director (the "Pepsi Holdings Managing Director") shall be appointed by Pepsi Holdings and shall be an officer or employee of Pepsi Holdings, or of an Affiliate of Pepsi Holdings. A Majority of Members may remove any Managing Director from any other capacity with the Company at any time (other than being a member of the Company), with or without cause. If the Pepsi Holdings Managing Director is removed, Pepsi Holdings shall appoint a new Managing Director. A Managing Director may resign at any time upon written notice to the Members. The resignation shall take effect upon receipt of notice or at such later date as specified in such notice. The acceptance of the resignation is not necessary to make it effective.

              (c) Vacancies. Any vacancy occurring as a result of the resignation, removal, death or disability of a Managing Director or an increase in the number of Managing Directors shall be filled by the vote of a Majority of the Members; provided, however, that if the vacancy relates to the Pepsi Holdings Managing Director, Pepsi Holdings shall appoint a new Managing Director. A Managing Director chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Managing Director shall serve the unexpired term of his or her predecessor in office.

         4.2 Powers of Managing Directors. The power and authority of the Managing Directors to act on behalf of the Company shall include the power to:

              (a) purchase, lease or otherwise acquire from any Person, or sell, lease or otherwise dispose of to any Person, any property of the Company,

              (b) open bank accounts and, except as otherwise provided herein, invest the funds of the Company,

              (c) purchase insurance on the business and assets of the Company,

              (d) commence lawsuits and other proceedings,

              (e) enter into any agreement, instrument or other writing,

              (f) retain accountants, attorneys or other agents and

              (g) execute, acknowledge and deliver any and all agreements and instruments to effectuate the foregoing and to take other lawful action that the Managing Directors consider necessary, convenient or advisable in connection with any business of the Company.

         4.3 Limitation on Powers of Managing Directors. Notwithstanding the foregoing, the Managing Directors shall not have the authority to do any of the following without the unanimous approval of the Members:

              (a) take any action in contravention of this Agreement;

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              (b) take any action which would make it impossible to carry on the ordinary business of the Company or make any material change in the business or purpose of the Company;

              c) make, execute or deliver on behalf of the Company any assignment for the benefit of creditors or file any bankruptcy or insolvency petition;

              (d) merge or consolidate the Company with or into another entity;

              (e) commingle the Company's funds with those of any other Person;

              (f) confess any judgment on behalf of the Company;

              (g) approve or permit any voluntary liquidation, dissolution or termination of the Company;

              (h) make any amendment to this Agreement or to the certificate of formation of the Company;

              (i) permit or approve any issuance by the Company of any additional or other equity interests (including any interests convertible into equity interests) of, or the admission of a new member to, the Company pursuant to Section 9.2;

              (j) permit or approve any split, combination or reclassification of any Interests;

              (k) make any registered public offering of any equity interests of the Company;

              (l) enter into any contract, agreement or arrangement providing for the lending of funds by the Company other than in the ordinary course of business; or

              (m) enter into a sale, lease, transfer or other disposition of any assets of the Company outside the ordinary course of business with a fair market value in excess of $10,000,000.

         4.4 Liability for Certain Acts. The Managing Directors shall perform their duties in good faith, in a manner and with such care as an ordinarily prudent person in a similar position would use under similar circumstances. A Managing Director who so performs such duties shall not have any liability by reason of being or having been a Managing Director. Without limiting the generality of the preceding sentence, a Managing Director does not in any way guaranty the return of any Capital Contribution to a Member or a profit for the Members from the operations of the Company.

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         4.5  Salaries. The salaries, if any, and other compensation of the
Managing Directors shall be fixed from time to time by the unanimous vote or written consent of the Members.

         4.6 Powers to Bind the Company. No Managing Director (acting in his or her capacity as such) shall have any authority to bind the Company with respect to any matter except as authorized by the majority of the Managing Directors in accordance with this Article IV.


                                   ARTICLE V
                             Capital Contributions

         5.1 Capital Contributions. Each Member shall contribute the assets set forth on Exhibit A to this Agreement as its initial Capital Contribution. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution, except as provided in this Agreement. If any Member withdraws from the Company pursuant to Section 9.5 hereof, such Member shall remain obligated for any unpaid Capital Contributions and shall not be entitled to a return of its Capital Contribution. The value of any Additional Member's Capital Contribution and the terms upon which such Capital Contribution shall be made shall be as agreed upon by the Members.

         5.2  Maintenance of Capital Accounts.

              (a) The Company shall establish and maintain Capital Accounts for each Member and assignee.

                  "Capital Account" means an account to be maintained for each Member in accordance with the Code and Regulations, which, subject to any contrary requirements of the Code and Regulations, shall be increased by

                   (i) the amount of money contributed by such Member to the Company, if any;

                  (ii) the Gross Asset Value of property, if any, contributed by such Member to the Company (net of liabilities that are secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752 as set forth in Regulations Section
1.704-1(b)(2)(iv)(b)(2));

                 (iii) the amount of any Company liabilities that are assumed by such Member pursuant to Regulations Section 1.704-1(b)(2)(iv)(c);

                  (iv) allocations to such Member of Net Profits determined under Section 6.1 of the Agreement; and

                   (v) any items in the nature of income or gain which are specially allocated to such Member pursuant to Sections 6.2, 6.3, and 6.4 of the Agreement;

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and decreased by

                   (i) the amount of money distributed to such Member by the Company;

                  (ii) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities that are secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752 as set forth in Regulations Section 1.704-1(b)(2)(iv)(b)(5));

                 (iii) the amount of such Member's liabilities that are assumed by the Company pursuant to Regulation Section 1.704-1(b)(2)(iv)(c);

                  (iv) allocations to the Member of Net Losses as determined under Section 6.1; and

                   (v) any items in the nature of loss or deduction which are specially allocated to such Member pursuant to Sections 6.2, 6.3 and 6.4 of the Agreement.

              (b) This Section and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the capital account maintenance rules of Regulations Section 1.704-1(b).

         5.3 Negative Capital Accounts. No Member shall be required to make up an deficit balance of an Adjusted Capital Account or pay to any Member the amount of such deficit in any such account.

         5.4 Sale or Exchange of Membership Interest. In the event of a Transfer of some or all of a Member's Membership Interest, the Capital Account of the Transferring Member (as hereinafter defined) shall become the Capital Account of the transferee, to the extent it relates to the Member's Membership Interest so Transferred.


                                  ARTICLE VI
                        Allocations of Profits and Losses; Distributions

         6.1 Allocations of Net Profits and Net Losses from Operations. After giving effect to the special allocations in Sections 6.2 and 6.3, Net Profits and Net Losses shall be allocated among Members ratably in proportion to their respective Membership Interests.

         6.2 Special Provisions Regarding Allocations of Net Profits and Net Losses.

              (a) Minimum Gain Chargeback. In the event that there is a net decrease in the Company Minimum Gain during a Fiscal Year, there shall be a minimum gain chargeback described in Regulations Sections 1.704-2(f), (g) and (j).

              (b) Member Minimum Gain Chargeback. If during a Fiscal Year there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (as determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year must be allocated items of Company income and gain for the yea r (and, if necessary, for succeeding years) equal to that Member's share of such net decrease in accordance with Regulations Sections 1.704-2(i) and (j).

              (c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by Regulations
Section 1.704-1(b)(2)(ii)(d), the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have a deficit balance in the Adjusted Capital Account after all other allocations provided for in this Article VI for the applicable taxable year of the Company have been tentatively made as if this Section 6.2(c) were not in the Agreement.

              (d) Allocation of Nonrecourse Deductions. Nonrecourse Deductions attributable under Sections 1.704-2(c) and (j) of the Regulations to increases in the Company Minimum Gain shall be allocated, in accordance with Regulations Section 1.704-2(e), to the Members pro rata in proportion to the relative Membership Interest held by each Member.

              (e) Allocation of Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Members in accordance with Regulations Section 1.704-2(i)(1).

              (f) Section 754 Adjustment. To the extent that any adjustment to the adjusted tax basis of any Company asset pursuant to Code
Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

              (g) Notwithstanding any other provision of this Article VI, no item of loss or deduction of the Company shall be allocated to a Member if such allocation would cause or increase a deficit balance in an Adjusted Capital Account of such Member. Any such loss or deduction shall be allocated first among the Members with positive balances in their Adjusted Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter, at such time that there are no Members with positive Adjusted Capital Accounts, to all the Members in accordance with their Membership Interests.

         6.3 Curative Allocations. The Managing Directors shall determine if any special allocations of items of income, gain, loss or deduction pursuant to Section 6.2 shall be taken into account in computing allocations in a subsequent Fiscal Year (or portion thereof) pursuant to the other provisions of Article VI so that the net amount of any items so allocated and all other items allocated to each Member pursuant to Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to Article VI if the special allocations in Section 6.2 had not been made. In determining the allocations under this Section 6.3, consideration must be given to future allocations under Sections 6.2(a) and 6.2(b) that, although not yet required, are likely to offset allocations under Sections 6.2(d) and 6.2(e).

         6.4  Other Allocation Rules.

              (a) For purposes of determining Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses and any other such items shall be determined on a daily, monthly or other basis, as determined by the Members using any method that is permissible under Code
Section 706. If an Interest in the Company is Transferred in accordance with
Article VIII of this Agreement, the Net Profits and Net Losses of the Company and any other items of the Company shall be allocated between the periods before and after the Transfer using any method that is permissible under Code
Section 706. As of the date of such Transfer, the transferee shall succeed to the Capital Account of the transferor Member with respect to the Transferred Interest. This Section 6.4(a) shall apply for purposes of computing a Member's Capital Account and for federal income tax purposes.

              (b) If any fees or other payments deducted for federal income tax purposes by the Company are recharacterized by the Internal Revenue Service or by a court, in a determination or ruling with respect to which no appeal or other relief is available, as nondeductible distributions to any Member, then, notwithstanding all other allocation provisions (other than the special allocations pursuant to Section 6.2 hereof), gross income shall be allocated to such Member (for each Fiscal Year in which such recharacterization occurs) in an amount equal to the fees or payments recharacterized.

              (c) A Member's share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be determined by allocating such liabilities among the Members in proportion to their Membership Interests, which proportion shall be deemed to be the Members' respective "interests in partnership profits" (as such term is used in Regulations Section 1.752-3(a)(3)) for purposes of such determination.

         6.5  Tax Allocations:  Code Section 704(c).

              (a) In accordance with Code Section 704(c), the traditional method as set forth in Regulations Section 1.704-3(b), shall, solely for tax purposes, direct the allocation of income, gain, loss, and deduction with respect to any Company property among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

              (b) In the event that the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value contained herein, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the traditional method as set forth in Regulations Section 1.704-3(b).

              (c) Except as provided in Section 6.5(a), for federal income tax purposes, under the Code and Regulations, each Company item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article VI. Any elections or other decisions relating to such allocations shall be made by the Members (or, to the extent provided in Section 7.2(g), the Tax Matters Member) in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits or Net Losses, other items, or distributions pursuant to any provision of this Agreement.

         6.6  Distributions.

              (a) Other than liquidating distributions, which shall be governed by Section 11.1 herein, and the distribution described in Section 6.6(b), the Managing Directors shall determine, in their sole and absolute discretion, cash available for distribution to Members and the amount to be distributed to Members, and shall authorize and distribute to the Members pro rata in proportion to their Membership Interests, the determined amount when, as and if declared by the Managing Directors; provided, however, that to the extent of available cash, the Managing Directors shall authorize and distribute pro rata to all Members sufficient cash such that the aggregate cash distributed to PBG and PBG Holdings will enable PBG to pay its taxes and make interest payments on $1 billion 7% Senior Notes due 2029; provided further, that the total cash distributed to the Members pursuant to this
Section 6.6(a) in each Fiscal Year of the Company beginning before February 8, 2001, shall not exceed the Company's "net cash flow" as defined in Regulations
Section 1.707-4(b)(2) for such year without the unanimous consent of all Members. Available cash, as referred to herein, shall mean the cash and other liquid investments of the Company after appropriate provision for expenses and liabilities as determined by the Managing Directors, in their sole and absolute discretion.

              (b) The Company shall distribute to Pepsi Holdings, as promptly as is reasonably practicable, the entire net proceeds of the issuance by the Company on February 9, 1999 of Senior Notes.

         6.7 Withholding Taxes. The Company is authorized to withhold from Distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code, or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article VI for all purposes of this Agreement, and shall be offset against the amounts otherwise distributable to such Member. The Tax Matters Member shall provide each Member with documentation that such withholdings were in fact paid to the relevant governmental entity.


                                  ARTICLE VII
                        Accounts and Tax Matters Member

         7.1 Books. The Managing Directors shall cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept in accordance with generally accepted accounting principles and shall be available for inspection by any Member at the Company's principal place of business during normal business hours.

         7.2 Tax Matters Member. PBG Holdings shall be the tax matters partner ("Tax Matters Member") of the Company. The Tax Matters Member shall perform the following:

              (a) Prepare and file or supervise the preparation and filing of the Company's federal, state and local partnership or other income tax returns.

              (b) Furnish or cause to be furnished to the Members, within ninety (90) days after the close of the taxable year of the Company, all tax information with respect to the Company as may be required by the other Members for the preparation of any separate tax return which they may be required to file.

              (c) Prepare or cause to be prepared, within fifteen (15) days after the close of each accounting period, a financial report for such accounting period, and shall cause a copy of the report to be furnished to the other Members. Such copy shall include a balance sheet as of the last day of the accounting period and a statement of income or profit and loss for the accounting period and the year-to-date period including that accounting period. The statement of income or profit and loss shall disclose the amount of and any changes in profit or loss, and shall show in particular the amounts of depreciation, amortization, interest, and extraordinary income or charges, whether or not included in the operating income.

              (d) Cause to be prepared and furnished to the Member, within ninety (90) days after the close of the Fiscal Year, audited financial statements of the Company.

              (e) Furnish the name, address, profits interest and taxpayer identification number of each Member to the Internal Revenue Service.

              (f) Refuse to extend the statute of limitations with respect to tax items of the Company without the unanimous written consent of the Members.

              (g) Elect the accrual method of accounting for the Company and make any other tax elections on behalf of the Company as the Tax Matters Member, subject to Section 6.5(c), deems necessary and advisable; provided, however, that the election under Code Sections 754, 734(b) and 743(b) shall be made only with the unanimous consent of the Members; and provided, further, that no election to treat the Company as a corporation for federal income tax purposes shall be made under Regulations Section 301.7701-3(c) without the Pepsi Holdings Managing Director's consent.

              Nothing in this Section shall limit the ability of any Member to take any action in its individual capacity relating to administrative proceedings of Company matters that is left to the determination of any individual Member under the Code or under any similar state or local provision.

              The Tax Matters Member will be entitled to reimbursement from the Company for all reasonable costs and expenses incurred by it in complying with and carrying out its responsibilities as Tax Matters Member.


                                 ARTICLE VIII
                       Transfers of Membership Interests

          8.1 Prohibition. No Member may Transfer all or any portion of its Membership Interests other than upon the unanimous written consent of the Members. Any attempted Transfer of Membership Interests, other than in strict accordance with this Article VIII, shall be null and void and the purported transferee shall have no rights as a Member or assignee hereunder.

         8.2 Effect of Transfers. Upon any Transfer, the assignee shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member was entitled with respect to the Transferred Interest. The assignee shall become a Substitute Member pursuant to Section 9.3 hereof.


                                  ARTICLE IX
           Additional and Substitute Members; Withdrawal of Members


         9.1 Admission; Withdrawals. Other than the Initial Members, no Person shall be admitted to the Company as a Member except in accordance with Section
9.2 or 9.3 hereof. Except as otherwise specifically set forth in Section 9.5 hereof, no Member shall be entitled to withdraw from the Company. Any purported admission or withdrawal which is not in accordance with this Article IX shall be null and void. Upon admission of any Additional or

Substitute Member, or upon any Member ceasing to be a Member, the books and records of the Company shall be revised accordingly to reflect such admission.

         9.2 Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the Members consents in writing to such admission, which consent may be given or withheld in each Member's sole and absolute discretion, and the Members receive written instruments (including, without limitation, such Person's consent to be bound by this Agreement as a Member) that are in a form satisfactory to them, as determined in their sole and absolute discretion.

         9.3 Admission of Assignees as Substitute Members. An assignee of all or any portion of a Member's Membership Interest shall become a Substitute Member of the Company only if and when both of the following conditions are satisfied:

              (a) Each Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by each Member, in its sole and absolute discretion; and

              (b) the Members receive written instruments (including, without limitation, such assignee's consent to be bound by this Agreement as a Member) that are in a form satisfactory to them, as determined in their sole and absolute discretion.

         9.4  Cessation of a Member.

              (a) Events Resulting in Cessation of a Member. Any Member shall cease to be a Member of the Company upon the earliest to occur of any of the following events:

                  (i)   such Member's withdrawal from the Company pursuant to
Section 9.5 hereof;

                 (ii) as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member; or

                (iii)   the Bankruptcy of such Member.

              (b) Effect of Cessation of a Member. Upon any Member ceasing to be a Member pursuant to Subsection (a) above, other than in a transaction covered by Subsection (c) below, such Member or its successor in interest (if any) shall become an assignee of its Membership Interests, entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar item to which such Member would have been entitled and shall not be entitled to exercise any of the other rights of a Member in, or have any duties or other obligations of a Member with respect to, such Membership Interests. No such Member shall have a right to a return of its Capital Contribution.

              (c) Upon a withdrawal by a Member pursuant to Section
9.5(b), the Member's Interest (i) shall be redeemed by the Company in exchange for such combination of cash and/or property as is agreed by the withdrawing Member and each other Member of the Company, which cash and/or property shall be paid by the Company to the withdrawing Member or its designee at such time or times as are agreed upon by the withdrawing Member and each other Member of the Company or (ii) shall be disposed of in such other transaction or transactions as are agreed by the withdrawing Member and each other Member of the Company.

         9.5  Withdrawal of Members.

              (a) Withdrawal Upon Transfer. If a Member has Transferred all of its Membership Interests in one or more Transfers, then such Member shall withdraw from the Company on the date upon which each assignee of such Membership Interests has been admitted as a Substitute Member in accordance with Section 9.3 hereof, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

              (b) Voluntary Withdrawal. In addition to a withdrawal pursuant to Subsection (a) above, each Member shall have the right to withdraw from the Company at any time, but only upon the unanimous consent of the Members. A withdrawing Member shall have no right to a return of its Capital
Contribution.


                                   ARTICLE X
                             Events of Dissolution

         The Company shall be dissolved upon the occurrence of either of the following events (each, an "Event of Dissolution"):

              (a) The PepsiCo Member and the PBG Member each consents to dissolution; or

              (b) A judicial dissolution of the Company pursuant to Section 18-802 of the Act.


                                  ARTICLE XI
                                  Termination

         11.1 Liquidation. In the event that an Event of Dissolution shall occur, the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

              (a) to creditors, including Members who are creditors to the extent permitted by law, in satisfaction of the Company's liabilities; and

              (b) to Members in accordance with their positive Capital
Account balances, taking into account all Capital Account adjustments for the Company's Fiscal Year in which the liquidation occurs. Liquidation proceeds shall be paid by the end of the Company's Taxable Year in which the liquidation occurs or, if later, within 90 days after the date of liquidation. Such Distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Managing Directors.

         11.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

         11.3 Cancellation of Certificate. Upon the completion of the Distribution of the Company's assets upon dissolution, the Company shall be terminated and the Managing Directors shall cause the Company to execute and file a certificate of cancellation in accordance with Section 18-203 of the Act.


                                  ARTICLE XII
                        Exculpation and Indemnification

         12.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Managing Directors or Members, or any officers, directors, stockholders, partners, employees, representatives, consultants or agents of either of the foregoing, nor any officer, employee, representative, consultant or agent of the Company or any of its Affiliates (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other Person for any act or omission (in relation to the Company and the conduct of its business, the Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission was in, or was not contrary to, the best interests of the Company.

         12.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Managing Director, Member and officer of the Company and each officer or director of any Member (individually, an "Indemnified Person" and, collectively, the "Indemnified Persons") from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all actions, suits or proceedings, whether civil, criminal, administrative or investigative ("Claims"), in which such Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. The Company shall pay in advance any legal or other expenses incurred in investigating or defending against any loss, claim, damage or liability which may be subject to indemnification under this Section 12.2, upon receipt of an undertaking from the Indemnified Person on whose behalf such expenses are paid to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company. The Company shall purchase insurance, to the extent available at reasonable cost, to cover losses, claims, damages or liabilities subject to indemnification under this Section. The Company, upon a determination by the Managing Directors, may, but shall not be obligated to, provide indemnification to any employees, representatives, agents or consultants of the Company to the same extent provided to Indemnified Persons pursuant to this Section 12.2.


                                 ARTICLE XIII
                            Amendment to Agreement

         Amendments to this Agreement shall be approved in writing upon consent of each of the Members. An amendment shall become effective as of the date agreed to by the Members.

                                  ARTICLE XIV
                              General Provisions

         14.1 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service,
(iii) mailed postage prepaid by first class mail or (iv) by telecopier, in any such case directed or addressed to each Member at the address or telecopy number set forth on Exhibit A hereof. Such notices shall be effective: (a) in the case of hand deliveries when received; (b) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, seven (7) days after deposit in the postal system, first class mail, postage prepaid, and (d) in the case of facsimile notices, when electronic indication of receipt is received. Any Member may change its address and telecopy number by written notice to the Company.

         14.2 Entire Agreement. This Agreement constitutes the entire agreement among the Members hereto relating to the subject matter hereof and supersedes all prior contracts, agreements and understandings between them. No course of prior dealings among the Members shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. Provisions of this Agreement may be waived, amended or modified only by an instrument in writing executed by the waiving party. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

         14.3 Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

         14.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Members' expectations regarding this Agreement. Otherwise, the Members agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

         14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

         14.6 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of the Members.

         14.7 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

         14.8 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

         14.9 Limited Liability Company. The parties to this Agreement agree to be Members of a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by United States Federal and applicable state and local law, the Company will be treated as a partnership for United States federal, state and local income tax purposes.

         IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day first above written.

                                         PEPSI BOTTLING HOLDINGS, INC.



                                         By: /s/ Matthew M. McKenna
                                            -----------------------------------
                                         Name:   Matthew M. McKenna
                                         Title:  President

                                         BOTTLING GROUP HOLDINGS, INC.



                                         By: /s/ Lawrence F. Dickie
                                            -----------------------------------
                                         Name:   Lawrence F. Dickie
                                         Title:  Vice President and Secretary

                                         THE PEPSI BOTTLING GROUP, INC.



                                         By: /s/ Pamela C. McGuire
                                            -----------------------------------
                                         Name:  Pamela C. McGuire
                                         Title:

                                           EXHIBIT "A"


Members:                  Capital Contribution:           Membership Interest:
--------                  ---------------------           --------------------
Pepsi Holdings            Assets and Liabilities          7.08%
                          described in Exhibit "B"

PBG Holdings              Assets and Liabilities          80.12%
                          described in Exhibit "C"

PBG                       Assets and Liabilities          12.80%
                          described in Exhibit "D"



Dated:        February 8, 1999

                                  Exhibit "B"

                      Pepsi Holdings Capital Contribution

Pepsi Holdings is contributing all of its assets and liabilities, including but not limited to those assets specifically related to the franchise locations set forth below and its equity ownership of New Bern Transport Company and the liabilities associated with the assets or otherwise arising out of the bottling operations at the franchise locations set forth below.


 Franchise        Location         Name
 ---------        --------         ----

     0                 7           MILWAUKEE
     0                 9           INDIANAPOLIS
     1                15           DETROIT PLANT-DPC
     1                27           BOWLING GREEN, OHIO (401)
     8                 6           FORMER EAST HQ
     8                27           MILTON MA (ACQ 1995)
     8                70           WEST LYNNE MA (ACQ 1990)
     8                71           NATICK MA (ACQ 1990)
     8                75           PORTSMOUTH (NH)
     8                77           MANCHESTER (NH)
     8                78           LOUDEN (NH)
     8                79           CLAREMONT (NH)
     8                80           ALLSTON
     8                81           CAPE COD
     8                82           UNCASVILLE
     8                84           CRANSTON PRODUCTION
     8                85           WILMINGTON
     8                86           TAUNTON
     8                87           N. ENG. AREA V.P.
     9                30           CHARLSTON (GCC)
     9                31           OAK HILL (GCC)
    14                50           DCI-CRANSTON (DIVESTED)
    14                51           CENTRAL LOCATION
    15                15           TREASURY (HOME OFFICE)
    17                30           DENVER DPC
    17                31           FT. COLLINS
    17                32           GREELEY
    17                33           KREMMLING
    17                34           BRUSH

                                                                    Exhibit "B"


 Franchise        Location         Name
 ---------        --------         ----

    17                35           STERLING
    17                36           LIMON
    17                37           DENVER GM
    20                11           PLANT ROAD
    20                12           NEW BRUNSWICK
    20                13           JERSEY CITY
    20                14           MOONACHIE AREA
    20                15           WEST CALDWELL
    20                16           KEARNEY
    20                17           MOONACHIE SALES
    20                51           OAKHURST
    20                60           PISCATAWAY (PLANT)
    21                33           ATLANTIC CITY
    21                71           HARRISBURG (PBG)
    21                72           YORK (PBG)
    21                73           LANCASTER (PBG)
    21                74           SELINSGROVE (PBG)
    21                80           NEWVILLE (PBG)
    29                 1           EASTERN DIVISION H.Q.
    29                 4           DIVISION HQ-ACQUISITIONS
    29                 5           DIVISION HQ-MANUFACTURING
    30                10           MESQUITE (DALLAS PLANT)
    30                11           COMO
    30                12           MANAGEMENT OVERHEAD DALLAS
    30                14           CARROLTON WAREHOUSE
    30                16           FORT WORTH
    30                80           LONGVIEW
    30                81           TYLER
    30                82           LUFKIN
    31                13           WACO
    31                15           KILLEEN
    31                17           BRYAN
    31                20           HOUSTON
    31                21           CONROE WEST
    31                22           BAY CITY
    31                23           CONROE
    31                24           BEAUMONT
    31                25           LAKE CHARLES ACQ 8/92
    31                26           AUSTIN

                                                                    Exhibit "B"


 Franchise        Location         Name
 ---------        --------         ----


     31               27           CONROE PACKAGING INC
     31               28           CONROE LIPTON TEA
     31               40           HARLINGEN PLANT
     31               42           SAN ANTONIO
     31               43           MANAGEMENT OVERHEAD-CTEX
     32               36           LAS VAGAS RECEIVABLES
     32               37           PUEBLO RECEIVABLES
     33               40           LAS VAGAS WAREHOUSE
     33               41           ST GEORGE UTAH
     33               42           KINGMAN ARIZONA
     33               44           NEEDLES
     33               45           BAKER
     34               23           FLORIDA AREA ADMIN
     35               50           ALBUQUERQUE
     35               55           GALLUP
     35               69           SANTA FE
     37               60           PUEBLO PLANT
     37               61           10TH ST. WAREHOUSE
     37               62           ALAMOSA
     37               63           CANON CITY
     37               64           LAJUNTA
     37               65           LAMAR
     37               66           SALIDA
     37               67           TRINIDAD
     38                8           PERRY (NORTH FLORIDA)
     38               21           VALDOSTA (GEORGIA)
     38               22           CORDELE (GEORGIA)
     40                2           TEXAS DIV HQS (NORTON)
     40                5           PCC DIV HQS (SOUTH)
     41               20           SALT LAKE CITY
     41               21           ELKO
     41               22           GRAND JUNCTION
     41               23           MONTROSE
     41               24           CRAIG (CO)
     41               25           GLENWOOD SPRINGS
     41               28           AZTEC, NM
     41               29           PRICE UT
     46               41           CARLSDAD
     46               42           HOBBS

                                                                    Exhibit "B"


 Franchise        Location         Name
 ---------        --------         ----


     46               43           ALAMOGORDO
     46               44           MIDLAND
     46               45           ODESSA
     46               46           MONAHANS
     46               47           LUBBOCK
     46               48           ROSWELL CONSOLIDATED
     46               49           CLOVIS
     46               90           PAMPA (TX)
     46               91           AMARILLO (TX)
     48               40           EKB TEAM
     48               41           PIKEVILLE, KY
     48               42           PAINTSVILLE, KY
     48               43           HAZARD, KY
     51               90           PETURSBURG VA
     51               91           DANVILLE
     51               92           LAWRENCEVILLE VA
     53               62           NORTH CAL METRO GM
     57               20           CLARKSBURGH
     59               59           WESTERN DIVISION HQ
     59               60           STATE TAX
     59               61           CALIFORNIA GM
     59               62           CAL RIM GM
     63               70           BALTIMORE (PBG)
     63               75           NORFOLK (PBG)
     63               76           SUFFOLK (PBG)
     63               77           NEWPORT NEWS (PBG)
     63               78           RICHMOND (PBG)
     63               79           FREDRICKSBURG (PBG)
     63               81           WILLIAMSPORT (PBG)
     63               82           THURMONT (PBG)
     64               26           CHESAPEAKE, PCC REIM
     65               50           PARKERSBURG
     65               52           HUNTINGTON WV
     65               53           WVA BDM
     65               54           OPEN
     65               55           OPEN
     66               51           LOGAN
     67               60           MOUNDSVILLE WEST VA
     68               33           INDY PCC REIM

                                                                    Exhibit "B"


 Franchise        Location         Name
 ---------        --------         ----


    73                37           FEJQ PCC-REIM
    73                38           FEHQ PCC-MANAGE
    76                19           CUMBERLAND
    76                22           PETERSBURG W VA
    82                78           ARDMORE (OK)
    82                79           HUGO (ARK)
    82                80           OKLAHOMA CITY (OK)
    82                82           ENID (OK)
    82                83           WOODWARD (OK)
    82                84           LAWTON (OK)
    82                88           ADA (OK)
    82                89           OKLAHOMA CITY SP EVENTS
    82                97           SW-BEVERAGES INC (OK)
    88                 1           PCC TAX
    88                 2           NBU ADJUSTMENT
    88                62           E.I.E.I.O.
    88                90           METRO HOME OFFICE
    88                91           PCC ELIM
    88                92           OLDELIM
    98                 2           CAL TAX
    98                 4           FLORIDA TAX
    98                 8           MEI TAX
    98                22           OPPCO TAX
    98                24           ALTON TAX
    98                26           GENERAL TAX
    98                28           METRO TAX
    98                36           LAUREL TAX
    98                38           CAROLINAS TAX
    98                62           GCB TAX
    98                64           RICE TAX
    98                66           ANNAP TAX
    98                69           GEN ACQ COST TAX
    98                70           ALPAC 07-93 TAX
    98                72           BEAMAN TAX
    98                74           MILTON TAX
    98                76           TRIO TAX
    98                94           TAXES GEN TAX
    98                98           TOPSIDES TAX
    16                16           PCPI (HOME OFFICE)

                                                                    Exhibit "B"

 Franchise        Location         Name
 ---------        --------         ----



    27                20           BEAMAN ADMINISTRATIVE
    27                33           NASHVILLE
    27                34           COLUMBIA
    27                35           MURFREESBORO
    27                39           NASHVILLE PROD. FACILITY
    27                36           CHATTANOOGA
    27                37           TULLAHOMA
    27                38           ROME
    70                12           EVERET
    70                20           SPOKANE
    70                21           COEUR D'ALENE
    70                30           PORTLAND
    70                31           SALEM
    70                40           ANCHORAGE
    70                41           FAIRBANKS
    70                42           SOLDOTNA
    70                43           JUNEAU
    70                44           WASILLA

                                  Exhibit "C"

                       PBG Holdings Capital Contribution

Capital Contribution Relating to the Domestic Bottling Business

PBG Holdings is contributing all of its assets and liabilities, including but not limited to those assets specifically related to the franchise locations set forth below and its equity ownership of New Bern Transport Company and Grayhawk Leasing Company and the liabilities associated with the assets or otherwise arising out of the bottling operations at the franchise locations set forth below. PBG Holdings is also contributing all of its assets and liabilities relating to the bottling operations in the territories of Watertown, New York; Marion, Virginia; and Princeton, West Virginia.





Franchise        Location     Name
---------        --------     ----



     81               10      BURNSVILLE          (MINN)
     81               11      CONTRACT BEVERAGES  (MINN)
     81               14      EAU CLAIRE          (WIS)
     81               17      GRAND RAPIDS        (MINN)
     81               22      BRAINERD            (MINN)
     81               24      DULUTH              (MINN)
     81               26      MINN CONSOLIDATED   (MINN)
     81               27      AREA ADMINISTRATION (MINN)
     81               28      NEW AGE
     82               11      HARRISON            (ARK)
     82               12      SPRINGDALE          (ARK)
     82               14      FT SMITH            (ARK)
     82               41      JOPLIN              (MO)
     82               43      MONETT (INVENTORY ONLY) (MO)
     82               60      TULSA ADMIN         (OK)
     82               70      TULSA CAN PLANT     (OK)
     82               71      TULSA               (OK)
     82               72      VINITA              (OK)
     82               73      BARTLESVILLE/DEWEY  (OK)
     82               74      STILLWATER          (OK)
     82               75      COFFEYVILLE         (OK)
     82               76      MUSKOGEE            (OK)
     82               77      TAHLEQUAH           (OK)

                                                                    Exhibit "C"


Franchise        Location     Name
---------        --------     ----


     83               10      KANSAS NEBRASKA HQ ADMIN (KA)
     83               20      WICHITA             (KA)
     83               21      HUTCHINSON (NEWTON) (KA)
     83               23      EMPORIA             (KA)
     83               24      OMAHA               (NB)
     83               25      SHENANDOAH          (IO)
     83               26      SCHUYLER            (MO)
     83               27      HAYS                (KA)
     83               28      GREAT BEND          (KA)
     83               29      COLBY               (KA)
     83               30      HOLDREGE            (CLOSED-HIST)
     83               31      NORTH PLATT         (NB)
     83               32      MCCOOK              (NB)
     83               33      DODGE CITY          (KA)
     83               34      GARDEN CITY         (KA)
     83               35      LIBERAL             (KA)
     83               36      GRAND ISLAND        (NB)
     83               37      WELLINGTON WATER PRODUCTION
     83               53      DODGE CITY WATER
     88               73      BEVERAGE PRODUCT INC. (LOAN)
     26               10      COLUMBIA (DP)
     26               11      SUMTER
     26               12      ORANGEBURG
     26               13      GREENWOOD
     26               14      AUGUSTA
     26               16      WEST COLUMBIA
     26               25      ATLANTIC CONSOL.
     26               40      CHARLESTON
     26               41      BEAUFORT
     26               42      JEDBURG
     26               50      SPARTANBURG
     26               51      ROCK HILL
     26               52      LANCASTER
     26               53      FOREST CITY
     26               54      ANDERSON
     26               60      KNOXVILLE
     26               61      ROCKWOOD
     26               62      TENN ADMIN

                                                                    Exhibit "C"

Franchise        Location     Name
---------        --------     ----


     26               63      MORRISTOWN
     26               64      SWEETWATER
     26               66      COOKEVILLE
     26               67      ALBANY
     26               70      A.P.I. -PLANT-
     26               71      A.P.C. -PLANT-
     26               80      AREA ADMIN ALT SD
     47               15      STATESBORO
     47               20      WAYCROSS
     47               24      VIDALIA
     47               43      GAINSVILLE
     88               92      ATLANTIC SOFT DRINK CO. INC. (LOAN)
     26               30      WILMINGTON N.C.
     26               31      WALLACE
     25               81      WINSTON-SALEM
     25               82      GREENSBURO
     25               83      ELKIN
     25               84      STATESVILLE
     25               85      GLENOLA
     25               86      REIDSVILLE
     25               87      MT. AIRY
     25               88      SPENSER
     25               89      N/CAR ADMIN
     24               40      MIAMI-1
     34                1      ORLANDO
     39               11      30TH ST WAREHOUSE (PLANT)
     47               41      JACKSONVILLE
     10               45      ROANOKE (HOLLINS) (GCC)
     10               46      LYNCHBURG VA               (GCC)
     10               47      GLASGOW VA        (GCC)
     10               48      FARMVILLE VA               (GCC)
     10               49      COVINGTON VA               (GCC)
     10               85      STUART VA                  (GCC)
     10               86      CHRISTIANBURG VA           (GCC)
     19               24      GCB VIRGINIA
     10               20      CHEVERLY VA                (GCC)
     10               21      MONTGOMERY VA (GCC)
     10               42      LA PLATA VA   (GCC)

                                                                    Exhibit "C"

Franchise        Location     Name
---------        --------     ----



     10               44      FAIRFAX VA          (GCC)
     19               23      GCB WASHINGTON DC
     26               90      AREA ADMIN RICE
     26               91      JOHNSON CITY TENN.
      7               26      CLARK BUILDING
      7               70      MCKEES ROCKS
      7               71      CENTRAL BDM
      7               72      SLIPPERY ROCK
      7               73      KITTANNING
      7               74      BURGETTSTOWN/WAYNESBURG
      7               75      APOLLO
      7               76      BURNS
      7               77      BURGTOWN
      7               79      ALEPPO
      8               74      NIAGARA (LAUREL) (NY)
      8               88      JAMESTOWN (ACQ 3/91)
     11               40      SACRAMENTO CA       (GCC)
     11               41      AUBURN CA (GCC)
     21               20      PHILADELPHIA PLANT
     21               21      ALLENTOWN
     21               22      EASTWICK (S PHIL)
     21               27      AREA TEAM (PHIL SALES)
     21               28      READING
     21               29      SCHYULKILL HAVEN
     21               30      WILLIAMSPORT  (CONFAIR)
     21               31      BERWICK  (CONFAIR)
     21               34      WEST CHESTER
     21               35      WELLSBORO  (INACTIVE)
     21               36      MILESBURG  (DIVESTED)
     21               37      CENPRO        (CONFAIR)
     21               38      CENTRAN
     21               39      MT. CARMEL  (DIVESTED)
     21               42      WILKES BARRE
     21               43      SCRANTON
     28               78      FRANKLIN
     49               80      BAKERSFIELD HDQS
     49               82      SAN DIEGO
     49               83      BRAWLEY

                                                                    Exhibit "C"

Franchise        Location     Name
---------        --------     ----



     49              88      VENTURA
     49              89      SANTA MARIA
     52              14      ERIE PA
     55              30      FRESNO
     55              31      VISALIA
     55              32      MERCED
     55              33      MODESTO
     55              34      STOCKTON
     55              35      SALINAS (FRESNO)
     55              36      AREA ADMIN
     55              37      CENTRAL VALLEY BEVERAGE
     55              38      SANTA CRUZ
     56              10      YOUNGWOOD
     56              11      UNIONTOWN
     56              12      MORGANTOWN VA
     56              13      LAUREL SPRINGS (ADMIN)
     57              15      JOHNSTOWN
     57              16      ST MARY'S
     57              17      ALTOONA
     57              18      LEWISTOWN
     57              22      EAST BDM
     57              23      UNI-BEV ADMIN
     88              63      PC LAUREL BTTL. CO. (LOAN)
     92              92      LAUREL PACKAGING
      0               0      MICHIGAN DIVISION H.Q.
      0               3      CENTRAL DIV HQ MANF
      0               4      UNALLOCATED DIV
      0              99      MICHIGAN DIVISION B/S
      1              10      DETROIT PLANT
      1              11      PONTIAC
      1              12      WARREN
      1              14      CHESTERFIELD
      1              20      TROY BU OFFICE
      1              21      ROMULUS
      1              22      MILAN
      1              26      DEARBORN WAREHOUSE (401)
      1              40      FLINT PLANT
      1              43      FLINT WAREHOUSE

                                                                    Exhibit "C"


Franchise        Location     Name
---------        --------     ----

     1                50      HOWELL PLANT
     1                51      HOWELL DPC (RENAMED)
     1                52      HOWELL REMANUFACTURING
     1                71      SEM NEW AGE PRODUCTS
     2                23      JACKSON
     2                24      COLDWATER
     2                25      JACKSON PLASTIC OPERATION
     2                30      GRAND RAPIDS PLANT
     2                31      GRAND RAPIDSWAREHOUSE
     2                32      MUSKEGON
     2                33      ST JOSEPH
     2                34      KALAMAZOO
     2                35      KENTWOOD
     2                36      BRANCH
     2                37      TRAVERSE CITY
     2                38      PETOSKEY
     2                41      SAGINAW
     2                42      WEST BRANCH
     2                44      ALPENA
     2                45      LANSING
     2                46      MT. PLEASANT
     2                72      MEM MICHIGAN
     2                81      OSM-NEW AGE PRODUCTS
    23                90      ATLANTA PLANT (GCC)
    23                91      SOUTHSIDE     (GCC)
    23                92      OMEGA         (GCC)
    23                93      GAINSVILLE GA (GCC)
    23                94      JASPER GA     (GCC)
    23                95      ATHENS GA     (GCC)
    23                96      AREA ADMIN FOR ATLANTA GA
    24                40      MIAMI-1
    24                51      MIAMI-2
    24                52      MIAMI AREA ADMIN
    34                 1      ORLANDO
    34                 2      MELBOURNE
    34                 3      WINTER HAVEN
    34                 4      DAYTONA
    34                 6      ORLANDO ADMIN

                                                                    Exhibit "C"


Franchise        Location     Name
---------        --------     ----


    34                 7      FT. PIERCE
    39                10      CYPRUS (ADMINISTRATION)
    39                11      30TH WAREHOUSE (PLANT)
    39                12      BROOKSVILLE
    39                13      HOLIDAY
    39                14      ST. PETERSBURG FLA
    39                15      SARASOTA
    39                16      50TH ST WAREHOUSE
    39                17      50TH ST WAREHOUSE FLEET
    39                46      FT. MEYERS
    39                47      NAPLES
    47                41      JACKSONVILLE
    47                42      PALATKA
    47                44      OCALA
    47                45      LAKE CITY
    47                48      SAVANNAH
    47                49      BRUNSWICK
    47                50      JACKSONVILLE AREA ADMIN
    53                 1      SAN FRANCISCO
    53                 2      SUNNYVALE
    53                 3      LIVERMORE
    53                 4      EMERYVILLE
    53                 5      AREA TEAM
    53                 6      SANTA ROSA
    53                 7      BENCIA
    53                 8      HAYWARD
    53                 9      EXPORT
    53                10      SALINAS
    53                11      OAKLAND
    53                12      EUREKA
    53                14      UKIAH
    53                15      MILPITAS
    53                16      DIMINION
    53                17      BENCIA CENTRAL
    53                21      AREA ADMINISTRATION
    53                22      EXPORT REVERSAL
    53                23      DIMINION REVERSAL
    87                89      NCB SWEETNERS

                                                                    Exhibit "C"


Franchise        Location     Name
---------        --------     ----


    54                18      RENO (NV)
    54                19      FALLON (NV)
    54                20      LAKE TAHOE (CA)
    70                 1      NORTHWEST GM
    70                10      SEATTLE
    70                11      TACOMA
    70                50      HONOLULU
    70                51      BIG ISLAND
    49                85      BAKERSFIELD
    49                86      MOJAVE
    50                35      LOS ANGELES HEADQUARTERS
    50                51      BALDWIN PARK
    50                52      TORRENCE PLANT
    50                53      SAN FERNANDO
    50                54      INDIO
    50                56      SAN BERNADINO
    50                57      BUENA PARK SYRUP
    50                58      BUENA PARK B/C
    50                64      RIVERSIDE MFG DPC
    50                65      LAGUNA HILLS
    50                66      VICTORVILLE
    50                55      PUB REALTY
    21                23      YORK (PA)
    21                24      LANCASTER (PA)
    21                25      SELINSGROVE (PA)
    21                26      HARRISBURG (PA)
    21                61      NEWVILLE, PA
    69                83      ANNAPOLIS BALT
    69                84      ANNAPOLIS CHEV
    74                11      BALTIMORE (MD)
    76                62      WILLIAMSPORT (MD)
    76                64      THURMONT (MD)
    77                41      RICHMOND (VA)
    77                43      FREDERICKSBURG (VA)
    78                36      NORFOLK (VA)
    78                37      SUFFOLK (VA)
    78                51      NEWPORT NEWS PRODUCTION (VA)
    79                12      CHESAPEAKE HQ BALTIMORE (MD)

                                                                    Exhibit "C"


Franchise        Location     Name
---------        --------     ----


     88               74      PC OPER OF CHES&INDY (LOAN)
     98               22      OPCO TAX
      8               72      BANGOR MA (ACQ 7/90)
      8               83      CRANSTON DPC
     46               40      ROSWELL (PLANT)
     21               32      WILMINGTON, DEL
     41               27      DURANGO
      8               60      ALBANY
      8               61      LATHAM
      8               62      BINGHAMPTON
      8               63      KEESVILLE
      8               64      SYRACUSE
      8               65      ROCHESTER
      8               66      UTICA
      8               67      HARTFORD
      8               68      NEW HAVEN


Capital Contribution Relating to the International Bottling Business

PBG Holdings will contribute the equity interests it will receive in the following entities:

Pepsi-Cola Bottling Global B.V. ("PCBG")
         PCBG's direct and indirect subsidiaries will include:
                  Pepsi-Cola Bottling Finance B.V.
                  Centro-Mediterranea De Bebidas Carbonicas PepsiCo, S.A.
                  Dornfell
                  International Bottlers LLC
                  International Bottlers Management Co. LLC
                  Pepsi International Bottlers (Kraspoyarsk)
                  Pepsi International Bottlers (Nizhny Novgorod)
                  Pepsi International Bottlers (Novosibirsk)
                  Pepsi International Bottlers (Samara)
                  Pepsi International Bottlers (Yekaterinburg)
                  PepsiCo Holdings OOO Russia
                  Pepsi-Cola Soft Drink Factory of Sochi
                  International Bottlers Employment Co. LLC

                                                                    Exhibit "C"

                  Pepsi International Bottlers LLC
                  Neva Holdings LLC
                  GB Russia LLC
                  PepsiCo IVI S.A.

PBG Spirituosen Holdings, LLC ("Spirituosen")
         Spirituosen's direct and indirect subsidiaries will include:
                  Pepsi-Cola de Espana, S.L.
                  Arrobi, S.A.
                  Catalana de Bebides Carbonicas, S.A.
                  Compania de Bebidas PepsiCo, S.A.
                  Kas, S.L.
                  PepsiCo Ventas Andalucia, S.A.
                  Pet-Iberia, S.A.
                  Spirituosen S.A.
                  Seven-Up Espana S.A.
                  Spirituosen e Cia

                                  Exhibit "D"

                           PBG Capital Contribution

PBG will contribute (1) shares of The Pepsi Bottling Group NRO Ltd. worth $571 million, (2) its shares of PBG Spirituosen Holdings, LLC, and (3) its shares of New Bern Transport Corporation.